Exhibit 4.9
                                                   Dated for reference purposes
                                                   only August 31, 1988


                      MACDONALD, DETTWILER AND ASSOCIATES LTD.

                          1988 EMPLOYEE SHARE OPTION PLAN

                            SECTION 1 - DEFINITIONS

This 1988 Employee Share Option Plan of MacDonald, Dettwiler and Associates Ltd. established the 11th day of March, 1988 with effect from and after April 1, 1988.

     1.1  In the Plan, the following words shall have the following meaning:

          "Act" means the Employee Share Ownership Act (British Columbia) and the regulations thereunder as from time to time amended;

          "Common Shares" means the common voting shares of MacDonald Dettwiler as from time to time constituted;

          "Company" means MacDonald Dettwiler, or any subsidiary, all of whose voting shares are owned by MacDonald Dettwiler;

          "Directors" means the Board of Directors of MacDonald Dettwiler;

          "Discount Factor" means the maximum discount factor as permitted by the rules of the TSE;

          "Employee" means any person who is a permanent employee of the Company, employed for 25 hours or more per week and who has completed six full months of employment with the Company after his Employment Date, and prior to March 31 of each year;

          "Employee Salary" means for each Employee the current annual gross salary, excluding bonuses but including commissions paid or payable, if any, in respect of the applicable fiscal year;

          "Employment Date" means the date at which the Employee commenced his current employment with the Company;

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          "Leaving Date" means the earliest date on which the Employee completes his service and ceases to be employed with the Company (whether caused voluntarily by resignation or involuntarily by dismissal or disability), or on which the Employee dies or on which his services are otherwise terminated;

          "MacDonald Dettwiler" means MacDonald, Dettwiler and Associates Ltd.;

          "Market Price per Share" means the closing price of the Common Shares on the TSE;

          "Option" means the right to acquire Option Shares pursuant hereto;

          "Option Exercise Date" means the date 45 days after the Secretary of MacDonald Dettwiler has given notice of Option pursuant to paragraph
          4.2 hereof;

          "Option Shares" mean the number of Common Shares of MacDonald Dettwiler which are available for Options as determined in Article 3 hereof;

          "Participation Factor" means 1 divided by the estimated participation factor determined by the Directors;

          "Subscription" means for any Employee, the number of Option shares subscribed for;

          "Subscription Price" for each fiscal year when the Common Shares are not listed on the TSE means the price per Common Share determined by the Directors, and when the Common Shares are listed on the TSE means the average closing Market Price per Share on the TSE for the 10 days preceding the date of calculation multiplied by (1 - the Discount Factor);

          "TSE" means The Toronto Stock Exchange;

          "Total Payroll" means the aggregate Employees' Salaries for all Employees at the end of the fiscal year.


                            SECTION 2 - ELIGIBILITY

     2.1 No person may be granted an Option to acquire Option Shares unless that person is an Employee.

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     2.2  All Employees, as of the end of each fiscal year during the term hereof may be participants hereunder whether or not such Employees are also participants in any other employee or management share purchase or option plan of MacDonald Dettwiler.

     2.3 Any participant who ceases to be an Employee for any reason will at his Leaving Date forfeit all rights to exercise any Option granted hereunder.

                      SECTION 3 - NUMBER OF OPTION SHARES

     3.1 The number of Option Shares to be available to Employees for the life of the Plan shall not exceed 1,300,000 Common Shares and for any fiscal year during the term hereof shall be the number of Option Shares determined by the Directors as of the end of such fiscal year.

                          SECTION 4 - GRANT OF OPTION

     4.1 The Company shall grant Options to Employees in respect of each fiscal year of the Company commencing with the fiscal year ending March 31, 1988 to and including the fiscal year ending March 31, 1992 in the manner as hereafter provided such period being called the term hereof.

     4.2 All Employees, except as hereafter provided, shall be granted an Option on or before 90 days after the end of each fiscal year of the Company, in such form as determined by the Secretary of the Company and to include the total number of Option Shares available to each Employee, and the Subscription Price thereof.

     4.3 The number of Option Shares available to each Employee shall be equal to the number of Option Shares obtained by the following formula:

               (Employee Salary)  x (total number of Option Shares) x
               (Total Payroll)      (Participation Factor) (available for
                                    fiscal year)

     4.4 If an Employee participating hereunder ceases to be an Employee prior to June 30 of that fiscal year and forfeits his Option in accordance with Paragraph 2.3 here, the number of Option Shares so forfeited shall be forfeited but may be used by the Directors for allocation in any subsequent fiscal year.

     4.5 In the event that the total of all Option Shares subscribed for is less than the total number of Option Shares available in that year, the unsubscribed-for Option Shares be deemed to have been unissued and shall continue to remain in the Treasury of MacDonald Dettwiler.

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     4.6  Any Option hereunder is not transferable.

                           SECTION 5 - EXERCISE TERMS

     5.1 The Options to acquire all or part of any Option Shares must be exercised by notice, in writing, by an Employee to the Secretary of MacDonald Dettwiler, exercising the Option in such form as determined by the Secretary, on or before the Option Exercise Date, and full payment for the Option Shares being purchased at the applicable Subscription Price must be made to MacDonald Dettwiler on or before the June 30 following the Option Exercise Date.

     5.2 Payment for Option Shares exercised and being purchased hereunder may be made either (i) by payment in full by June 30 following the Option Exercise Date; or (ii) by deduction from payroll over the period from May 1 to March 31 of the fiscal year following the grant of the Option, as elected by the Employee at the time of exercise of the Option. If an Employee elects to pay for Option Shares pursuant to
          (ii) above, the Employee will be charged interest on the amount outstanding from time to time calculated at the prime rate of interest of the Company's principal bankers on May 1 of each year and payable semi-monthly by such deduction.

     5.3  No Option Shares will be issued until fully paid for.

     5.4 The Employee shall as part of the purchase hereunder of the Option Shares agree to be bound by the terms of this Plan in the form as established by MacDonald, Dettwiler from time to time.

     5.5 After receipt of payment in full for the Subscription, MacDonald Dettwiler shall issue to each Employee a share certificate representing the Option Shares purchased hereunder registered in the name of the Employee.

                      SECTION 6 - CESSATION OF EMPLOYMENT

     6.1 If an Employee (having elected to purchase shares by payroll deduction) ceases to be an Employee, for any reason whatsoever, prior to full payment for the Option Shares, he may elect to pay the balance of the Subscription Price for the Option Shares or, if he fails to so elect, he shall cease to be entitled to such Option Shares and MacDonald Dettwiler shall pay to him the amount paid by the Employee prior to his Leaving Date for such purchase but excluding interest.

     6.2 If, prior to June 30 of the year following the purchase by an Employee of Option Shares, an Employee or a person who has ceased to be an Employee (for

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          any reason whatsoever) wishes to sell such Option
          Shares, the Employee shall be required to sell to MacDonald Dettwiler, and MacDonald Dettwiler shall be required to purchase from the Employee the Option Shares purchased by the Employee at the Subscription Price paid by the Employee for those shares within one month of the Employee notifying MacDonald Dettwiler that he wishes to sell such Option Shares.

                    SECTION 7 - EMPLOYEE SHARE OWNERSHIP ACT

     7.1 If this plan shall be registered under the Act, the following terms and conditions shall apply:

               (a) if any Employee shall make application under the Act for, and receive, an incentive under the Act, the share certificates for the Option Shares shall be legended as required by the Act and the share certificate for the Option Shares shall be held by the authorized person on behalf of the Employee for a period of 3 years following the issue of those Option shares, subject to the exceptions provided by the Act;

               (b) the plan may be amended in any manner whatsoever by the Directors in order to obtain registration under the Act;

               (c) the Option Exercise Date and the issue date for the Option may be extended by the Directors for the April 1, 1988 grant to permit registration of the Plan under the Act and at the discretion of the Directors, no shares will be issued until registration is obtained.

                              SECTION 8 - GENERAL

     8.1 In the event the authorized capital of the Company as presently constituted is consolidated into a lesser number of Common Shares or subdivided into a greater number of Common Shares, the number of Common Shares with respect to which the Option has been granted shall be decreased or increased proportionately, as the case may be, and the price to be paid by the Employee for each such Common Share shall be adjusted accordingly and the Employee shall have the benefit of any stock dividend declared, from the date as of which the Option is granted until the right to purchase the Common Shares under the Option terminates, with respect to the Common Share which may be purchased under the Option.

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     8.2  From time to time, the Directors may amend any provision of the Plan, including increasing the Subscription Price for any unissued Option Shares, or terminate the Plan but no amendment or termination shall divest any Employee of his Option or any right an Employee may have in respect thereof, which is then exercisable, without the consent of such Employee.

                                    PAGE 6

             AMENDMENT NO. 1 TO THE 1988 EMPLOYEE STOCK OPTION PLAN
                  OF MacDONALD, DETTWILER AND ASSOCIATES LTD.

          In accordance with the Plan of Arrangement implemented pursuant to that certain Combination Agreement dated as of August 31, 1995 and amended on September 29, 1995 by and between MacDonald, Dettwiler and Associates Ltd., Orbital Sciences Corporation and 3173623 Canada Inc. (terms defined in the Combination Agreement and not otherwise defined herein are used with the meanings therein defined), the ESOP 88 shall be amended by deleting the words in subsection 8.1 of the ESOP 88 and replacing them with the words following:

          "In the event that the outstanding Shares of the Company shall be changed into or exchanged for a different number or of kind of securities of the Company or of another corporation, whether through an arrangement, amalgamation or other similar statutory procedure, or a share capitalization, sub-division or consolidation, then there shall be substituted for each Share subject to any such Option, for each share authorized for issuance pursuant to the Plan but not yet covered by an Option and for the maximum number of Shares issuable under the Plan with respect to any year, the number and kind of securities into which each outstanding Share shall be so changed or for which each such Share shall be exchanged.

          In the event that there shall be any change, other than as specified in this subsection, in the number or kind of outstanding Shares of the Company or of any securities into which such Shares shall have been changed or for which Shares shall have been exchanged, then an equitable adjustment shall be made in the number or kind of Shares or any such securities theretofore authorized for issuance pursuant to the Plan but not yet covered by an Option, of the Shares or any such securities then subject to an Option or Options, and the maximum of Shares or any such securities issuable under the Plan with respect to any year, such adjustment to be reasonably determined by the Directors and to be effective and binding for all purposes.

          In the case of any such substitution or adjustment as provided for in this subsection, the Option price for each share option agreement for each Share covered thereby prior to such substitution or adjustment will be proportionately and appropriately varied. Such variation shall generally require that the number of securities covered by the Option after the relevant event multiplied by the revised Option price shall equal the number of shares covered by

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          the Option prior to the relevant event multiplied by the
          original Option price. No adjustment or substitution provided for in this subsection shall require the Company in any share option agreement to issue a fractional Share and the total substitution or adjustment with respect to each share option agreement shall be limited accordingly."

          Dated this 17th day of November, 1995.



                                   Per: /s/ Robert Wallis
                                        MacDONALD, DETTWILER
                                        AND ASSOCIATES LTD.

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